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EXHIBIT 1

FORM 51-102F3

Securities Act

MATERIAL CHANGE REPORT

1.     Name and Address of Company

The name of the company is MI Developments Inc. ("MID"), a corporation incorporated under the laws of the Province of Ontario and having its registered office at 455 Magna Drive, Aurora, Ontario, Canada L4G 7A9.

2.     Date of Material Change

The material change occurred on July 26, 2006.

3.     News Release

On July 26, 2006, a press release describing the material change was issued by MID and delivered to the Ontario Securities Commission and the other Canadian securities regulatory authorities, to the Toronto Stock Exchange, to the New York Stock Exchange and to Canada Newswire for publication and dissemination through its Canadian Custom Disclosure and New York Metro networks.

4.     Summary of Material Change

MID announced on July 26, 2006 that it has agreed to amend:

  (a)
  the existing project financing facility made available in December 2004 by a subsidiary of MID (the "MID Lender") to Gulfstream Park Racing Association, Inc. ("GPRA"), the subsidiary of Magna Entertainment Corp. ("MEC") that operates the Gulfstream Park racetrack in Florida (the "Gulfstream Park Project Financing"), by adding a new tranche of up to US$25.75 million (plus costs and capitalized interest) to fund the design and construction of a slot machine facility to be located in the existing Gulfstream clubhouse building, as well as related capital expenditures and start-up costs, including the acquisition and installation of 500 slot machines; and

  (b)
  the MEC bridge loan made available by the MID Lender in July 2005 (the "MEC Bridge Loan") by extending the maturity date from August 31, 2006 to December 5, 2006 and consenting to MEC exercising its option to acquire the remaining 70% of AmTote International, Inc. ("AmTote").

In addition, MID announced that it has:

  (a)
  provided its consent under both the Gulfstream Project Financing and the MEC Bridge Loan to MEC entering into an amended stock purchase agreement in connection with, and transferring ownership of, The Meadows racetrack in Pennsylvania, as announced by MEC on July 26, 2006; and

  (b)
  permitted MEC to cause to be released and transferred to it up to an aggregate of US$10 million of funds from the subsidiaries that operate the racetracks at Gulfstream Park and Remington Park, subject to MID management approval over the amount and timing of such releases.

5.     Full Description of Material Change

Amendments to the Gulfstream Park Project Financing and the MEC Bridge Loan

MID has agreed to amend the Gulfstream Park Project Financing by adding a new tranche of up to US$25.75 million (plus costs and capitalized interest) to fund the design and construction of a slot machine facility to be located in the existing Gulfstream clubhouse building, as well as related capital expenditures and start-up costs, including the acquisition and installation of 500 slot machines.

The new tranche has a five-year term and, consistent with the existing facility, bears interest at a fixed rate of 10.5% per annum, compounded semi-annually, which rate reflects MID's assessment (with the benefit of advice from its financial advisors) of the credit risk associated with the borrower, taking into consideration, among other things, the anticipated cash flows from the Gulfstream slot facility and the existing security package for the overall Gulfstream Park Project Financing. Prior to January 1, 2007, interest under the new tranche will be capitalized (consistent with the existing facility) and, beginning January 1, 2007, the new tranche provides for monthly blended payments of principal and interest to the MID Lender based on a 25-year amortization period commencing on such date. Advances relating to the slot facility will be made available by way of progress draws and there will be no prepayment penalty associated with the new tranche. The Gulfstream Park Project Financing will be further amended to introduce a mandatory annual cash flow sweep of not less than 75% of Gulfstream's total excess cash flow, after permitted capital expenditures and debt service, to be used to repay the additional principal amount being made available under the new tranche. All other terms of the existing Gulfstream Park Project Financing (available at www.sedar.com) will remain unchanged, including that the facility will continue to be cross-guaranteed, cross-defaulted and cross-collateralized with the project financing facility provided by the MID Lender to the MEC subsidiary that operates the Remington Park racetrack and slots facility in Oklahoma. The MID Lender will receive a fee of US$257,500 (1% of the amount of the new tranche) as consideration for the amendments to the Gulfstream Park Project Financing, which fee will be capitalized under the Gulfstream Park Project Financing.

MID also agreed to amend the MEC Bridge Loan by extending the maturity date from August 31, 2006 to December 5, 2006 (in anticipation of the closing of MEC's sale of The Meadows described further below) and has consented to MEC exercising its option to acquire the remaining 70% of AmTote. In connection with these amendments, MEC obtained an extension to the maturity of MEC's senior secured bank credit facility (the "MEC Bank Credit Facility") from July 31, 2006 to November 6, 2006 and the maximum permitted borrowings under such facility for general corporate purposes were increased to US$50 million. MEC will fund the AmTote option exercise through a further increase of US$14 million under the MEC Bank Credit Facility (to US$64 million), in return for which the bank will receive a first-ranking security interest over AmTote, with the MID Lender holding a second-ranking interest. All other terms of the existing MEC Bridge Loan (available at www.sedar.com) will remain unchanged. In connection with the amendments to the MEC Bridge Loan, the MID Lender will receive an extension fee of US$500,000 (0.5% of the amount of the MEC Bridge Loan), plus an additional fee of US$500,000 if MEC does not complete its sale of The Meadows by November 6, 2006.

Consents provided to MEC

MID has provided its consent under both the Gulfstream Park Project Financing and the MEC Bridge Loan to MEC entering into an amended share purchase agreement in connection with, and transferring ownership of, The Meadows, as announced by MEC on July 26, 2006.

MID has also permitted MEC to cause to be released and transferred to it up to an aggregate of US$10 million of funds from the subsidiaries that operate the racetracks at Gulfstream Park and Remington Park, subject to approval by MID management over the amount and timing of such releases. Such funds, which would ordinarily be "trapped" at the applicable subsidiaries pursuant to the terms of the project financing facilities with MID, are in excess of the existing cash requirements of the applicable subsidiaries and are to be used by MEC solely to fund payments that are necessary in connection with the operation of the business of MEC and that cannot be deferred on a commercially reasonable basis. The MID Lender will receive a waiver fee equal to 1% of the amounts so released, which fee will be capitalized under the applicable project financing facility. To date, US$5.5 million of these funds have been released to MEC.

2

Special Committee Process

The amendments to the Gulfstream Project Financing Facility and MEC Bridge Loan and the consents relating to The Meadows and the release of funds from the MEC subsidiaries that operate Gulfstream Park and Remington Park (collectively, the "Amendments") were reviewed and considered by the Special Committee comprised of Neil Davis (Chairman), Philip Fricke and Manfred Jakszus. The MID Board determined that each of the members of the Special Committee is independent of MID management and of MEC and is free from any interest and any business or other relationship that could, or could reasonably be perceived to, materially interfere with his ability to act with a view to the best interests of MID.

The Special Committee formally met six times to discuss the Amendments, as well as alternatives thereto, over a seven-week period.

The Special Committee retained CIBC World Markets Inc. to act as its independent financial advisor and Goodmans LLP to act as its independent legal advisor to assist it in connection with this process. TD Securities Inc. acted as financial advisor, and Davies Ward Phillips & Vineberg LLP acted as legal advisor, to MID.

Based upon the recommendations of, and discussions with, management of MID and the legal and financial advisors to MID, financial advice from its independent financial advisor, legal advice from its independent legal advisor, and its own review and consideration of the Amendments, the Special Committee unanimously recommended that the MID Board approve the Amendments.

After considering the recommendation of the Special Committee and its own review and consideration of the Amendments, the MID Board approved the Amendments unanimously (excluding Messrs. Stronach and Mills, who did not vote because they are also directors of MEC).

Formal Valuation and Minority Approval Exemptions

MID is not required to obtain a formal valuation in respect of the Amendments because they are related party transactions that are described in paragraphs (j) or (l) of the definition of related party transaction in Ontario Securities Commission Rule 61-501 — Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions (the "Rule"). Subsection 5.4(1) of the Rule provides that only related party transactions described in paragraphs (a) to (g) of the definition of related party transaction are subject to the formal valuation requirement.

MID is exempt from the minority approval requirement of the Rule in respect of the Amendments pursuant to paragraph 2 of subsection 5.7(1) of the Rule because neither the fair market value of the subject matter of, nor the fair market value of the consideration for the Amendments, exceeds 25% of MID's market capitalization. 25% of MID's market capitalization calculated in accordance with the Rule for the purposes of transactions agreed to by MID in July 2005 is C$452,064,212 (US$405,438,755).(1)

The Amendments are similarly exempt from the formal valuation and minority approval requirements of Policy Q-27 of the Autorité des marchés financiers ("Policy Q-27").

Prior Valuation

To the knowledge of MID and its directors and senior officers, there are no prior valuations (as such term is defined in the Rule and Policy Q-27) relating to or otherwise relevant to the Amendments that are required to be disclosed by the Rule and Policy Q-27.

(1)
Based on the Bank of Canada noon rate on June 30, 2006 of C$1 = US$0.8968.

3

Date of Material Change Report

This material change report is being filed less than 21 days before the date of the closing of the Amendments, which, in MID's view, is both reasonable and necessary in the circumstances for the following reasons:

  •
  the terms of the amendments to the Gulfstream Project Financing Facility and MEC Bridge Loan were settled, and approved by the MID Board, on July 26, 2006; and

  •
  MEC requires immediate funding to begin work on the Gulfstream slot facility in order to have it operational in a timely manner and to fund its other operations.

Press Release

A copy of the Press Release issued on July 26, 2006 is attached.

6.     Reliance on Subsection 7.1(2) or (3) of National Instrument 51-102

This report is not being filed on a confidential basis.

7.     Omitted Information

Not applicable.

8.     Executive Officer

For further information, please contact Richard J. Crofts, Executive Vice-President, Corporate Development, General Counsel and Secretary of MID at 905-726-7192.

9.     Date of Report

DATED at Aurora, Ontario as of the 26th day of July, 2006.

MI DEVELOPMENTS INC.

by	(signed) Richard J. Crofts Richard J. Crofts Executive Vice-President, Corporate Development, General Counsel and Secretary

4

MI Developments Inc. 455 Magna Drive Aurora, Ontario L4G 7A9 Tel (905) 713-6322 Fax (905) 713-6332

PRESS RELEASE

MI DEVELOPMENTS ANNOUNCES AMENDMENTS TO EXISTING
GULFSTREAM PARK FINANCING FACILITY
AND MEC BRIDGE LOAN

July 26, 2006 Aurora, Ontario, Canada — MI Developments Inc. (TSX: MIM.A, MIM.B; NYSE: MIM) ("MID") today announced that it has agreed to amend the existing project financing facility provided in December 2004 by a subsidiary of MID (the "MID Lender") to the subsidiary of Magna Entertainment Corp. (TSX: MEC.A; NASDAQ: MECA) ("MEC") that operates the Gulfstream Park racetrack in Florida by adding a new tranche of up to US$25.75 million (plus costs and capitalized interest) to fund the design and construction of a slot machine facility to be located in the existing Gulfstream clubhouse building, as well as related capital expenditures and start-up costs, including the acquisition and installation of 500 slot machines.

In addition, MID has agreed to extend the maturity date of the bridge loan to MEC from August 31, 2006 to December 5, 2006 in anticipation of the final closing of the sale of The Meadows racetrack in Pennsylvania on the terms announced by MEC today.

Gulfstream Project Financing

The new Gulfstream financing has a five-year term and, consistent with the existing facility, bears interest at a fixed rate of 10.5% per annum, compounded semi-annually, which rate reflects MID's assessment (with the benefit of advice from its financial advisors) of the credit risk associated with the borrower, taking into consideration, among other things, the anticipated cash flows from the Gulfstream slot facility and the existing security package for the overall project financing facility. Prior to January 1, 2007, interest under the new tranche will be capitalized (consistent with the existing facility) and, beginning January 1, 2007, the new tranche provides for monthly blended payments of principal and interest to the MID Lender based on a 25-year amortization period commencing on such date. Advances relating to the slot facility will be made available by way of progress draws and there will be no prepayment penalty associated with the new tranche. The Gulfstream project financing facility will be further amended to introduce a mandatory annual cash flow sweep of not less than 75% of Gulfstream's total excess cash flow, after permitted capital expenditures and debt service, to be used to repay the additional principal amount being made available under the new tranche. All other terms of the existing Gulfstream project financing facility (available at www.sedar.com) will remain unchanged, including that the facility will continue to be cross-guaranteed, cross-defaulted and cross-collateralized with the project financing facility provided by the MID Lender to the MEC subsidiary that operates the Remington Park racetrack and slots facility in Oklahoma. The MID Lender will receive a fee of US$257,500 (1% of the amount of the new tranche) as consideration for the amendments.

John Simonetti, MID's Chief Executive Officer, stated, "We view the upcoming installation of slot machines at Gulfstream Park as an encouraging development for MEC because it should assist in continuing the transformation of Gulfstream into a world class retail and entertainment destination centre. MID's participation in the financing improves our already strong security package relating to the MEC project financings and will positively impact the results of our real estate business."

In addition, MID announced that it has permitted MEC to cause to be released and transferred to it up to an aggregate of US$10 million of funds from the subsidiaries that operate the racetracks at Gulfstream Park and Remington Park, subject to approval by MID management over the amount and timing of such releases. Such funds, which would ordinarily be "trapped" at the applicable subsidiaries pursuant to the terms of the project financing facilities with the MID Lender, are in excess of the existing cash requirements of the applicable subsidiaries and are to be used by MEC solely to fund payments that are necessary in connection with the operation of the business of MEC and that cannot be deferred on a commercially reasonable basis. The MID Lender will receive a waiver fee equal to 1% of the amounts so released. To date, US$5.5 million of these funds have been released to MEC.

MEC Bridge Loan

MID also announced that it has provided its consent under both the Gulfstream project financing facility and the MEC bridge loan to MEC entering into an amended stock purchase agreement in connection with, and transferring ownership of, The Meadows, as announced by MEC today. The maturity date of the MEC bridge loan will be extended from August 31, 2006 to December 5, 2006 in anticipation of the final closing of the sale of The Meadows. In connection with the amendments to the MEC bridge loan, the MID Lender will receive an extension fee of US$500,000 (0.5% of the amount of the MEC bridge loan), plus an additional fee of US$500,000 if MEC does not complete its sale of The Meadows by November 6, 2006. MID has also consented to MEC exercising an option to acquire the remaining 70% of AmTote International, Inc. ("AmTote").

In connection with the amendments to the MEC bridge loan, MEC obtained an extension to the maturity of its senior secured revolving bank credit facility from July 31, 2006 to November 6, 2006, and the maximum permitted borrowings under such facility for general corporate purposes were increased to US$50 million. MEC will fund the AmTote option exercise through a further increase of US$14 million under its bank credit facility (to US$64 million), in return for which the bank will receive a first-ranking security interest over AmTote, with the MID Lender holding a second-ranking interest. All other terms of the existing MEC bridge loan (available at www.sedar.com) will remain unchanged.

"We continue to believe that MEC owns significant undervalued assets and has considerable upside potential," said Mr. Simonetti. "MEC must continue to focus on improving its financial condition and selling assets such as The Meadows in order to reduce debt. Today's announcements are intended to allow MEC to continue to work on these initiatives without impairing its future potential."

Special Committee Process

The amendments to the Gulfstream project financing facility and the MEC bridge loan, as well as the consent relating to The Meadows sale and the release of excess funds, were approved by the MID Board based in part on a recommendation from a Special Committee of independent directors of MID comprised of Messrs. Neil Davis, who acted as Chairman, Philip Fricke and Manfred Jakszus. The Special Committee engaged CIBC World Markets Inc. as its independent financial advisor and Goodmans LLP as its independent legal advisor. TD Securities Inc. acted as financial advisor, and Davies Ward Phillips & Vineberg LLP acted as legal advisor, to MID.

MID will file a material change report immediately upon filing of this press release. The material change report will be filed less than 21 days before the date of the closing of the arrangements referred to above, which, in MID's view, is both reasonable and necessary in the circumstances as the terms of the amendments were settled, and approved by MID's Board of Directors, on July 26, 2006, and MEC requires immediate funding to begin work on the Gulfstream slot facility in order to have it operational in a timely manner and to fund its other operations.

About MID

MID is a real estate operating company engaged in the ownership, development, management, leasing and acquisition of industrial and commercial real estate properties located in North America and Europe. Virtually all of our income-producing properties are currently under lease to Magna International Inc. and its subsidiaries. MID also holds a controlling investment in MEC, North America's number one owner and operator of horse racetracks, based on revenues, and one of the world's leading suppliers, via simulcasting, of live racing content to the growing inter-track, off-track and account wagering markets.

For further information about this press release, please contact John Simonetti, MID's Chief Executive Officer and Interim Chief Financial Officer, at 905-726-7619.

Forward-Looking Statements

The contents of this press release may contain statements that, to the extent they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of applicable securities legislation, including the United States Securities Act of 1933 and the United States Securities Exchange Act of 1934. Forward-looking statements may include, among others, statements regarding the Company's future plans, goals, strategies, intentions, beliefs, estimates, costs, objectives, economic performance or expectations, or the assumptions underlying any of the foregoing. Words such as "may", "would", "could", "will", "likely", "expect", "anticipate", "believe", "intend", "plan", "forecast", "project", "estimate" and similar expressions are used to identify forward-looking statements. Forward-looking statements should not be read as guarantees of future performance or results and will not necessarily be accurate indications of whether or the times at or by which such future performance will be achieved. Undue reliance should not be placed on such statements. Forward-looking statements are based on information available at the time and/or management's good faith assumptions and analyses made in light of our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances, and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control, that could cause actual events or results to differ materially from such forward-looking statements. Important factors that could cause such differences include, but are not limited to, the risks set forth in the "Risk Factors" section in MID's Annual Information Form for 2005, filed on SEDAR at www.sedar.com and attached as Exhibit 1 to MID's Annual Report on Form 40-F for the year ended December 31, 2005. The "Risk Factors" section also contains information about the material factors or assumptions underlying such forward-looking statements. Forward-looking statements speak only as of the date the statement was made and unless otherwise required by applicable securities laws, MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements contained in this press release to reflect subsequent information, events or circumstances or otherwise.

QuickLinks

FORM 51-102F3 Securities Act MATERIAL CHANGE REPORT
PRESS RELEASE MI DEVELOPMENTS ANNOUNCES AMENDMENTS TO EXISTING GULFSTREAM PARK FINANCING FACILITY AND MEC BRIDGE LOAN